Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-275898

Prospectus Supplement to Prospectus Dated December 20, 2023

Royal Bank of Canada

US$ 75,000,000,000

Senior Global Medium-Term Notes, Series J

Terms of Sale

Royal Bank of Canada may from time to time offer and sell notes, which we refer to as the “notes” in this prospectus supplement, with various terms, including the following:

•   stated maturity of nine months or longer, except that indexed notes may have maturities of less than nine months

•   fixed or floating interest rate, zero-coupon or issued with original issue discount; unless otherwise set forth in the applicable pricing supplement, a floating interest rate may be based on:

•   commercial paper rate

•   U.S. prime rate

•   SOFR Index

•   EURIBOR

•   Treasury rate

•   CMT rate

•   CMS rate

•   federal funds rate

•   ranked as senior indebtedness of Royal Bank of Canada

•   amount of principal and/or interest may be determined by reference to an index or formula

•   book-entry form only through The Depository Trust Company

•   redemption at the option of Royal Bank of Canada or the option of the holder

•   interest on notes paid monthly, quarterly, semi-annually or annually

•   unless otherwise set forth in the applicable pricing supplement, minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof (except that non-U.S. investors may be subject to higher minimums)

•   denominated in a currency other than U.S. dollars or in a composite currency

•   settlement in immediately available funds

The final terms of each note will be included in a pricing supplement together with, in some cases, an applicable product prospectus supplement. We refer to pricing supplements and applicable product prospectus supplements, if any, as “pricing supplements.” If we sell all of the notes through agents and in the form of fixed or floating rate notes, we expect to receive between $75,000,000,000 and $74,750,000,000 of the proceeds from the sale of the notes, after paying the agents’ commissions of between $0 and $250,000,000. If we sell all of the notes through agents and in the form of indexed or other structured notes, we expect to receive between $74,500,000,000 and $72,500,000,000 of the proceeds from the sale of such notes, after paying the agents’ commission of between $500,000,000 and $2,500,000,000. See “Supplemental Plan of Distribution” for additional information about the agents’ commissions. The aggregate initial offering price of the notes is subject to reduction as a result of the sale by Royal Bank of Canada of other debt securities pursuant to another prospectus supplement to the accompanying prospectus.

See “Risk Factors” beginning on page S-3 to read about factors you should consider before investing in any notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

Notes that are bail-inable notes (as defined herein) are subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the bail-inable notes.

Royal Bank of Canada may sell the notes directly or through one or more agents or dealers, including the agents referred to under “Supplemental Plan of Distribution.” The agents are not required to sell any particular amount of the notes.

Royal Bank of Canada may use this prospectus supplement in the initial sale of any notes. In addition, Royal Bank of Canada, RBC Capital Markets, LLC or certain other affiliates of Royal Bank of Canada (the “Market-Makers”) may use this prospectus supplement and accompanying prospectus in market-making or other transactions in any note after its initial sale. A Market-Maker may engage in market-making transactions only in those jurisdictions in which it has all necessary governmental and regulatory authorizations for such activity. Unless Royal Bank of Canada or its agent informs the purchaser otherwise in the confirmation of sale or pricing supplement, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

The date of this prospectus supplement is December 20, 2023.

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT	i
RISK FACTORS SUMMARY	S-1
RISK FACTORS	S-3
USE OF PROCEEDS	S-14
DESCRIPTION OF THE NOTES WE MAY OFFER	S-15
CERTAIN INCOME TAX CONSEQUENCES	S-39
SUPPLEMENTAL PLAN OF DISTRIBUTION	S-43
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT	S-45

PROSPECTUS

DOCUMENTS INCORPORATED BY REFERENCE	i
WHERE YOU CAN FIND MORE INFORMATION	ii
FURTHER INFORMATION	ii
ABOUT THIS PROSPECTUS	ii
RISK FACTORS	1
ROYAL BANK OF CANADA	1
PRESENTATION OF FINANCIAL INFORMATION	1
CAUTION REGARDING FORWARD-LOOKING STATEMENTS	2
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF COMMON SHARES	25
DESCRIPTION OF FIRST PREFERRED SHARES	27
DESCRIPTION OF WARRANTS	29
NON-VIABILITY CONTINGENT CAPITAL PROVISIONS	37
OWNERSHIP AND BOOK-ENTRY ISSUANCE	38
TAX CONSEQUENCES	44
PLAN OF DISTRIBUTION	58
BENEFIT PLAN INVESTOR CONSIDERATIONS	61
LIMITATIONS ON ENFORCEMENT OF U.S. LAWS AGAINST THE BANK, OUR MANAGEMENT AND OTHERS	62
VALIDITY OF SECURITIES	63
EXPERTS	63
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	63

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus and, if applicable, a product prospectus supplement, provide you with a general description of the notes we may offer. Each time we sell notes we will provide a pricing supplement containing specific information about the terms of the notes being offered. Each pricing supplement may include a discussion of any risk factors or other special considerations that apply to those notes. The pricing supplement may also add, update or change the information in this prospectus supplement and any applicable product prospectus supplement. If there is any inconsistency between the information in this prospectus supplement or any applicable product prospectus supplement and any pricing supplement, you should rely on the information in that pricing supplement. In this prospectus supplement when we refer to this prospectus supplement we are also referring to any applicable product prospectus supplement unless the context otherwise requires.

i

RISK FACTORS SUMMARY

The following is only a summary of the principal risks that may materially adversely affect an investment in the notes. The following should be read in conjunction with the more complete discussion of the risk factors we face, which are set forth more fully in this prospectus supplement under the caption “Risk Factors” as well as the risks described under “Risk Factors” in the accompanying prospectus.

•	An investment in the notes is subject to our credit risk.

•	There may be no market through which the notes may be sold, and holders may not be able to sell the notes.

•	The notes are structurally subordinated to the liabilities of our subsidiaries.

•

The notes will be subject to risks, including non-payment in full or, in the case of bail-inable notes, conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates, under Canadian bank resolution powers.

•	The indenture will provide only limited acceleration and enforcement rights for the notes and includes other provisions intended to qualify bail-inable notes as TLAC.

•	The circumstances surrounding a bail-in conversion are unpredictable and can be expected to have an adverse effect on the market price of bail-inable notes.

•

The number of common shares to be issued in connection with, and the number of common shares that will be outstanding following, a bail-in conversion are unknown. It is also unknown whether the shares to be issued will be those of the Bank or one of its affiliates.

•

By acquiring bail-inable notes, you are deemed to agree to be bound by a bail-in conversion and so will have no further rights in respect of bail-inable notes that are converted in a bail-in conversion other than those provided under the bail-in regime. Any potential compensation to be provided through the compensation process under the CDIC Act is unknown.

•	Following a bail-in conversion, holders or beneficial owners that held bail-inable notes that have been converted will no longer have rights against the Bank as creditors.

•	We may redeem bail-inable notes after the occurrence of a TLAC disqualification event.

•	The return on indexed notes may be less than the return on notes with a similar term that are not indexed.

•	Investors in indexed notes could lose their investment.

•	The issuer of a security or currency that serves as an index could take actions that may adversely affect an indexed note.

•	An indexed note may be linked to a volatile index, which could hurt the value of your investment.

•	An index to which a note is linked could be changed or become unavailable.

•	Pricing information about the property underlying a relevant index may not be available.

•	We may engage in hedging activities that could adversely affect an indexed note.

•	Information about indices will not be indicative of future performance.

•	We may have conflicts of interest regarding an indexed note.

•	Floating rates of interest are uncertain and could be 0.0%.

•

Notes that bear interest at rates based on EURIBOR may be adversely affected by changes in our EURIBOR reporting practices or the method in which EURIBOR is determined or circumstances where EURIBOR is no longer determined or published.

•	The Secured Overnight Financing Rate (“SOFR”) is a relatively new reference rate and its composition and characteristics are not the same as the London Inter-Bank Offered Rate (“LIBOR”).

•	SOFR may be more volatile than other benchmark or market rates.

•	Any failure of SOFR to gain market acceptance could adversely affect notes linked to SOFR.

•	SOFR may be modified or discontinued and notes linked to SOFR may bear interest by reference to a rate other than SOFR, which could adversely affect the value of such notes.

•	The interest rate on SOFR-linked notes may be based on a USD Compounded SOFR Index Rate and the SOFR Index, which is relatively new in the marketplace.

•	USD Compounded SOFR Index Rate with respect to a particular interest period will only be capable of being determined near the end of the relevant interest period.

•	Compounded SOFR for an interest period during the floating period may not reflect any subsequently published corrections to SOFR.

•	An investment in a non-U.S. dollar note involves currency-related risks.

•	Changes in currency exchange rates can be volatile and unpredictable.

•	Government policy can adversely affect foreign currency exchange rates and an investment in a non-U.S. Dollar note.

•	Information about exchange rates will not be indicative of future performance.

•	Non-U.S. investors may be subject to certain additional risks.

•

No assurance can be given as to the impact of any possible judicial decision or change to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein or administrative practice after the date of this prospectus supplement and before the date on which the notes are issued.

RISK FACTORS

An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus. You should carefully consider whether the notes are suited to your particular circumstances. This prospectus supplement should be read together with the accompanying prospectus, any applicable product prospectus supplement and the relevant pricing supplement. The information in the accompanying prospectus is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this prospectus supplement, any applicable product prospectus supplement and the relevant pricing supplement. This section describes the most significant risks relating to the terms of the notes. We urge you to read the following information about these risks, together with the other information in this prospectus supplement, the accompanying prospectus, any applicable product prospectus supplement and the relevant pricing supplement, before investing in the notes.

General Risks Relating to the Notes

An Investment in the Notes is Subject to Our Credit Risk

Any payment to be made on the notes depends on our ability to pay all amounts due on the notes on the interest payment dates, upon redemption and at maturity. Therefore, an investment in any of the notes issued under our medium-term note program is subject to our credit risk. The existence of a trading market for, and the market value of, any of the notes may be impacted by market perception of our creditworthiness. If market perception of our creditworthiness were to decline for any reason, the market value of your notes, and availability of the trading markets generally, may be adversely affected.

There May Be No Market through which the Notes May Be Sold, and Holders May Not Be Able to Sell the Notes

Unless otherwise specified in the relevant pricing supplement or any applicable product prospectus supplement, there may be no market through which the notes may be sold, and holders may not be able to sell the notes. This may affect the pricing of the notes in the secondary market, the transparency and availability of trading prices and the liquidity of the notes. Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If you are able to sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The Notes are Structurally Subordinated to the Liabilities of Our Subsidiaries

If we become insolvent, our governing legislation provides that priorities among payments of our deposit liabilities and payments of all of our other liabilities (including payments in respect of the notes) are to be determined in accordance with the laws governing priorities and, where applicable, by the terms of the indebtedness and liabilities. Because we have subsidiaries, your right to participate in any distribution of the assets of our banking or non-banking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Accordingly, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries, and holders of notes should look only to the assets of the Bank and not those of our subsidiaries for payments on the notes.

The Notes will be Subject to Risks, Including Non-Payment in Full or, in the Case of Bail-Inable Notes, Conversion In Whole Or In Part – By Means of a Transaction or Series Of Transactions and in One or More Steps – Into Common Shares of the Bank or any of its Affiliates, Under Canadian Bank Resolution Powers

Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where the Bank has ceased, or is about to cease, to be viable, assume temporary control or ownership of the Bank and may be granted broad powers by one or more orders of the Governor in Council (Canada), each of which we refer to as an “Order,” including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. As part of the Canadian bank resolution powers, certain provisions of and regulations under the Bank Act (Canada) (the “Bank Act”), the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and certain other Canadian federal statutes pertaining to banks provide for a bank recapitalization regime, which we refer to collectively as the “bail-in regime”, for banks designated by the Superintendent of Financial Institutions (Canada) (the “Superintendent”) as domestic systemically important banks, which include the Bank. We refer to those domestic systemically important banks as “D-SIBs.” See “Description of Debt Securities — Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers, including the bail-in regime.

If the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of the notes being exposed to losses and, in the case of bail-inable notes, conversion of the notes in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates (which we refer to as a “bail-in conversion”). Subject to certain exceptions discussed in the accompanying prospectus under “Description of Debt Securities — Canadian Bank Resolution Powers,” including for certain structured notes, senior debt issued on or after September 23, 2018, with an initial or amended term to maturity (including explicit or embedded options) greater than 400 days, that is unsecured or partially secured and that has been assigned a CUSIP or ISIN or similar identification number, is subject to bail-in conversion. We refer to notes that are subject to bail-in conversion as “bail-inable notes.”

Upon a bail-in conversion, if your bail-inable notes or any portion thereof are converted into common shares of the Bank or any of its affiliates, you will be obligated to accept those common shares, even if you do not at the time consider the common shares to be an appropriate investment for you, and despite any change in the Bank or any of its affiliates, or the fact that the common shares may be issued by an affiliate of the Bank, or any disruption to or lack of a market for the common shares or disruption to capital markets generally.

As a result, you should consider the risk that you may lose all of your investment, including the principal amount plus any accrued interest, if the CDIC were to take action under the Canadian bank resolution powers, including the bail-in regime, and that any remaining outstanding notes, or common shares of the Bank or any of its affiliates into which bail-inable notes are converted, may be of little value at the time of a bail-in conversion and thereafter.

The Indenture will Provide Only Limited Acceleration and Enforcement Rights for the Notes and Includes Other Provisions Intended to Qualify Bail-Inable Notes as TLAC

In connection with the bail-in regime, the Office of the Superintendent of Financial Institutions’ (“OSFI”) guideline (the “TLAC Guideline”) on Total Loss Absorbing Capacity (“TLAC”) applies to and establishes standards for D-SIBs, including the Bank, effective September 23, 2018. Under the TLAC Guideline, the Bank is required to maintain a minimum capacity to absorb losses composed of unsecured external long-term debt that meets the prescribed criteria or regulatory capital instruments to support recapitalization in the event of a failure. Bail-inable notes and regulatory capital instruments that meet certain prescribed criteria, which are discussed in the accompanying prospectus under “Description of Debt Securities — Canadian Bank Resolution Powers,” will constitute TLAC of the Bank.

In order to comply with the TLAC Guideline, our indenture under which the notes may be issued provides that, for any notes of a series issued on or after September 23, 2018 (including notes that are not subject to bail-in conversion), acceleration will only be permitted (i) if we default in the payment of the principal of, or interest on, any note of that series and, in each case, the default continues for a period of 30 business days, or (ii) certain bankruptcy, insolvency or reorganization events occur.

Holders and beneficial owners of bail-inable notes may only exercise, or direct the exercise of, the rights described in the accompanying prospectus under “Description of Debt Securities — Events of Default — Remedies If an Event of Default Occurs” where an Order has not been made under Canadian bank resolution powers pursuant to subsection 39.13(1) of the CDIC Act in respect of the Bank. Notwithstanding the exercise of those rights, bail-inable notes will continue to be subject to bail-in conversion until repaid in full.

The indenture also provides that holders or beneficial owners of bail-inable notes will not be entitled to exercise, or direct the exercise of, any set-off or netting rights with respect to bail-inable notes. In addition, where an amendment, modification or other variance that can be made to the indenture or the bail-inable notes as described in the accompanying prospectus under “Description of Debt Securities — Modification and Waiver of the Debt Securities” would affect the recognition of those bail-inable notes by the Superintendent as TLAC, that amendment, modification or variance will require the prior approval of the Superintendent.

The Circumstances Surrounding a Bail-In Conversion are Unpredictable and can be Expected to Have an Adverse Effect on the Market Price of Bail-Inable Notes

The decision as to whether the Bank has ceased, or is about to cease, to be viable is a subjective determination by the Superintendent that is outside the control of the Bank. Upon a bail-in conversion, the interests of depositors and holders of liabilities and securities of the Bank that are not converted will effectively all rank in priority to the portion of bail-inable notes that are converted. In addition, except as provided for under the compensation process, the rights of holders in respect of the bail-inable notes that have been converted will rank on parity with other holders of common shares of the Bank (or, as applicable, common shares of the affiliate whose common shares are issued on the bail-in conversion).

There is no limitation on the type of Order that may be made where it has been determined that the Bank has ceased, or is about to cease, to be viable. As a result, you may be exposed to losses through the use of Canadian bank resolution powers other than bail-in conversion or in liquidation. See “The Notes will be Subject to Risks, Including Non-Payment in Full or, in the Case of Bail-Inable Notes, Conversion In Whole Or In Part – By Means of a Transaction or Series Of Transactions and in One or More Steps – Into Common Shares of the Bank or any of its Affiliates, Under Canadian Bank Resolution Powers” above.

Because of the uncertainty regarding when and whether an Order will be made and the type of Order that may be made, it will be difficult to predict when, if at all, bail-inable notes could be converted into common shares of the Bank or any of its affiliates, and there is not likely to be any advance notice of an Order. As a result of this uncertainty, trading behavior in respect of the bail-inable notes may not follow trading behavior associated with convertible or exchangeable securities or, in circumstances where the Bank is trending towards ceasing to be viable, other senior debt. Any indication, whether real or perceived, that the Bank is trending towards ceasing to be viable can be expected to have an adverse effect on the market price of the bail-inable notes, whether or not the Bank has ceased, or is about to cease, to be viable. Therefore, in those circumstances, you may not be able to sell your bail-inable notes easily or at prices comparable to those of senior debt securities not subject to bail-in conversion.

The Number of Common Shares to be Issued in Connection with, and the Number of Common Shares that will be Outstanding Following, a Bail-In Conversion are Unknown. It is also Unknown Whether the Shares to be Issued will be Those of the Bank or One of its Affiliates

Under the bail-in regime there is no fixed and pre-determined contractual conversion ratio for the conversion of the bail-inable notes, or other shares or liabilities of the Bank that are subject to a bail-in conversion, into common shares of the Bank or any of its affiliates, nor are there specific requirements regarding whether liabilities subject to a bail-in conversion are converted into common shares of the Bank or any of its affiliates. CDIC determines the timing of the bail-in conversion, the portion of bail-inable shares and liabilities to be converted and the terms and conditions of the conversion, subject to parameters set out in the bail-in regime, which are discussed under “Description of Debt Securities — Canadian Bank Resolution Powers” in the accompanying prospectus.

As a result, it is not possible to anticipate the potential number of common shares of the Bank or its affiliates that would be issued in respect of any bail-inable note converted in a bail-in conversion, the aggregate number of such common shares that will be outstanding following the bail-in conversion, the effect of dilution on the common shares received from other issuances under or in connection with an Order or related actions in respect of the Bank or its affiliates or the value of any common shares you may receive for your converted bail-inable notes, which could be significantly less than the principal amount of those bail-inable notes. It is also not possible to anticipate whether shares of the Bank or shares of its affiliates would be issued in a bail-in conversion. There may be an illiquid market, or no market at all, in the common shares issued upon a bail-in conversion and you may not be able to sell those common shares at a price equal to the value of your converted bail-inable notes and as a result may suffer significant losses that may not be offset by compensation, if any, received as part of the compensation process. Fluctuations in exchange rates may exacerbate those losses.

By Acquiring Bail-Inable Notes, You are Deemed to Agree to be Bound by a Bail-In Conversion and so will have No Further Rights in respect of Bail-Inable Notes that are Converted in a Bail-In Conversion other than those Provided Under the Bail-In Regime. Any Potential Compensation to be Provided through the Compensation Process under the CDIC Act is Unknown

The CDIC Act provides for a compensation process for holders of bail-inable notes who immediately prior to the making of an Order, directly or through an intermediary, own bail-inable notes that are converted in a bail-in conversion. Given the considerations involved in determining the amount of compensation, if any, that a holder that held bail-inable notes may be entitled to following an Order, it is not possible to anticipate what, if any, compensation would be payable in such circumstances. By acquiring an interest in any bail-inable note, you are deemed to agree to be bound by a bail-in conversion and so will have no further rights in respect of your bail-inable notes to the extent those bail-inable notes are converted in a bail-in conversion, other than those provided under the bail-in regime. See “Description of Debt Securities — Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the compensation process under the CDIC Act.

Following a Bail-In Conversion, Holders or Beneficial Owners that Held Bail-Inable Notes that have been Converted will No Longer have Rights Against the Bank as Creditors

Upon a bail-in conversion, the rights, terms and conditions of the portion of bail-inable notes that are converted, including with respect to priority and rights on liquidation, will no longer apply as the portion of converted bail-inable notes will have been converted on a full and permanent basis into common shares of the Bank or any of its affiliates ranking on parity with all other outstanding common shares of that entity. If a bail-in conversion occurs, then the interest of the depositors, other creditors and holders of liabilities of the Bank not bailed in as a result of the bail-in conversion will all rank in priority to those common shares.

Given the nature of the bail-in conversion, holders or beneficial owners of bail-inable notes that are converted will become holders or beneficial owners of common shares at a time when the Bank’s and potentially its affiliates’ financial condition has deteriorated. They may also become holders or beneficial owners of common shares at a time when the relevant entity may have received or may receive a capital injection or equivalent support with terms that may rank in priority to the common shares issued in a bail-in conversion with respect to payment of dividends, rights on liquidation or other terms although there is no certainty that any such capital injection or support will be forthcoming.

We May Redeem Bail-Inable Notes after the Occurrence of a TLAC Disqualification Event

If a TLAC Disqualification Event (as defined herein) is specified in the applicable pricing supplement, we may, at our option, with the prior approval of the Superintendent, redeem all but not less than all of the particular bail-inable notes prior to their stated maturity date after the occurrence of the TLAC Disqualification Event, at the time and at the redemption price or prices specified in that pricing supplement, together with unpaid interest accrued thereon to, but excluding, the date fixed for redemption. If we redeem bail-inable notes, you may not be able to reinvest the redemption proceeds in securities offering a comparable anticipated rate of return. Additionally, although the terms of the bail-inable notes are anticipated to be established to satisfy the TLAC criteria within the meaning of the TLAC Guideline to which the Bank is subject, it is possible that any bail-inable notes may not satisfy the criteria in future rulemakings or interpretations.

Risks Relating to Indexed Notes

We use the term “indexed notes” to mean notes whose value is linked to an underlying property or index. Indexed notes may present a high level of risk, and those who invest in indexed notes may lose their entire investment. Indexed notes are complex and involve risks not associated with an investment in ordinary debt securities. You should thoroughly review each of an indexed note’s offering documents for a comprehensive description of the risks associated with the offering. In addition, the treatment of indexed notes for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Thus, if you propose to invest in indexed notes, you should independently evaluate the federal income tax consequences of purchasing an indexed note that apply in your particular circumstances. You should read “Tax Consequences —United States Taxation” in the accompanying prospectus and “Certain Income Tax Consequences—United States Taxation” in this prospectus supplement, for a discussion of U.S. tax matters.

The Return on Indexed Notes May Be Less Than the Return on Notes With a Similar Term that Are Not Indexed

Certain indexed notes provide for the repayment of principal at maturity, subject to our credit risk. Depending on the terms of such an indexed note, as specified in the relevant pricing supplement, you may not receive any periodic interest payments or receive only very low payments on such indexed note. As a result, the overall return on such indexed note may be less, and possibly significantly less, than the amount you would have earned by investing the principal or other amount you invest in such indexed note in a non-indexed debt security that bears interest at a prevailing market fixed or floating rate. For indexed notes that do not provide for the repayment of principal at maturity, see “—Investors in Indexed Notes Could Lose Their Investment” below.

Investors in Indexed Notes Could Lose Their Investment

The amount of principal and/or interest payable on an indexed note and the cash value or physical settlement value of a physically settled note will be determined by reference to the price, value or level of one or more securities, currencies, commodities or other properties, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and/or one or more indices or baskets of any of these items. We refer to each of these as an “index.” The direction and magnitude of the change in the price, value or level of the relevant index will determine the amount of principal and/or interest payable on the indexed note, and the cash value or physical settlement value of a physically settled note. The terms of a particular indexed note may or may not provide for the return of a percentage of the face amount at maturity or a minimum interest rate. Thus, if you purchase an indexed note, you may lose all or a portion of the principal or other amount you invest and may receive no interest on your investment.

The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note

The issuer of a security that serves as an index or part of an index for an indexed note will have no involvement in the offer and sale of the indexed note and no obligations to the holder of the indexed note. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder. Any of these actions could adversely affect the value of a note indexed to that security or to an index of which that security is a component.

If the index for an indexed note includes a non-U.S. dollar currency or other asset denominated in a non-U.S. dollar currency, the government that issues that currency will also have no involvement in the offer and sale of the indexed note and no obligations to the holder of the indexed note. That government may take actions that could adversely affect the value of the note. See “—Risks Relating to Notes Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” below for more information about these kinds of government actions.

An Indexed Note May Be Linked to a Volatile Index, Which Could Hurt the Value of Your Investment

Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The amount of principal and/or interest that can be expected to become payable on an indexed note may vary substantially from time to time. Because the amounts payable with respect to an indexed note are generally calculated based on the price, value or level of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed note may be adversely affected by a fluctuation in the level of the relevant index. The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of an indexed note.

An Index to Which a Note is Linked Could Be Changed or Become Unavailable

Some indices compiled by us or our affiliates or third parties may consist of or refer to several or many different securities, commodities or currencies or other instruments or measures. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value or level of the index is calculated. An alteration may result in a decrease in the value of or return on an indexed note that is linked to the index. The indices for our indexed notes may include published indices of this kind or customized indices developed by us or our affiliates in connection with particular issues of indexed notes.

A published index may become unavailable, or a customized index may become impossible to calculate in the normal manner, due to events such as war, natural disasters, cessation of publication of the index or a suspension or disruption of trading in one or more securities, commodities or currencies or other instruments or measures on which the index is based. If an index becomes unavailable or impossible to calculate in the normal manner, the terms of a particular indexed note may allow us to delay determining the amount payable as principal or interest on an indexed note, or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would have produced. If we use an alternative method of valuation for a note linked to an index of this kind, the value of the note, or the rate of return on it, may be lower than it otherwise would be.

Some indexed notes are linked to indices that are not commonly used or that have been developed only recently. The lack of trading history may make it difficult to anticipate the volatility or other risks associated with an indexed note of this kind. In addition, trading in these indices or their underlying stocks, commodities or currencies or other instruments or measures, or options or futures contracts on these stocks, commodities or currencies or other instruments or measures, may be limited, which could increase their volatility and decrease the value of the related indexed notes or the rates of return on them.

Pricing Information About the Property Underlying a Relevant Index May Not Be Available

Special risks may also be presented because of differences in time zones between the United States and the market for the property underlying the relevant index, such that the underlying property is traded on a foreign exchange that is not open when the trading market for the notes in the United States, if any, is open or where trading occurs in the underlying property during times when the trading market for the notes in the United States, if any, is closed. In such cases, holders of the notes may have to make investment decisions at a time when current pricing information regarding the property underlying the relevant index is not available.

We May Engage in Hedging Activities That Could Adversely Affect an Indexed Note

In order to hedge an exposure on a particular indexed note, we may, directly or through our affiliates or other agents, enter into transactions involving the securities, commodities or currencies or other instruments or measures that underlie the index for the note, or involving derivative instruments, such as swaps, options or futures, on the index or any of its component items. To the extent that we enter into hedging arrangements with a non-affiliate, including a non-affiliated agent, such non-affiliate may enter into similar transactions. Engaging in transactions of this kind could adversely affect the value of an indexed note. It is possible that we or a hedging counterparty could achieve substantial returns from our hedging transactions while the value of the indexed note may decline.

Information About Indices Will Not Be Indicative of Future Performance

If we issue an indexed note, we may include historical information about the relevant index in the relevant pricing supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

We May Have Conflicts of Interest Regarding an Indexed Note

RBC Capital Markets, LLC and our other affiliates and unaffiliated agents may have conflicts of interest with respect to some indexed notes. RBC Capital Markets, LLC and our other affiliates and unaffiliated agents may engage in trading, including trading for hedging purposes, for their proprietary accounts or for other accounts under their management, in indexed notes and in the securities, commodities or currencies or other instruments or measures on which the index is based or in other derivative instruments related to the index or its component items. These trading activities could adversely affect the value of indexed notes. We and our affiliates and unaffiliated agents may also issue or underwrite securities or derivative instruments that are linked to the same index as one or more indexed notes. Introducing competing products into the marketplace in this manner could adversely affect the value of a particular indexed note.

RBC Capital Markets, LLC or another of our affiliates or an unaffiliated entity that provides us a hedge in respect of indexed notes may serve as calculation agent and/or exchange rate agent for the indexed notes and may have considerable discretion in calculating the amounts payable in respect of the notes. To the extent that RBC Capital Markets, LLC or another of our affiliates or such an unaffiliated entity sponsors, calculates or compiles a particular index, it may also have considerable discretion in performing the calculation or compilation of the index. For example, it may be permitted to change the methodology of the index or discontinue the publication of the index. Exercising discretion in this manner could adversely affect the value of an indexed note based on the index or the rate of return on the security.

Risks Relating to Floating Rate Notes

Floating Rates of Interest are Uncertain and Could be 0.0%

If your notes are floating rate notes or otherwise directly linked to a floating rate for some portion of the notes’ term, no interest will accrue on the notes with respect to any interest period for which the applicable floating rate specified in the applicable pricing supplement is zero on the related interest rate reset date. Floating interest rates, by their very nature, fluctuate, and may be as low as 0.0%. Also, in certain economic environments, floating rates of interest may be less than fixed rates of interest for instruments with a similar credit quality and term. As a result, the return you receive on your notes may be less than a fixed rate security issued for a similar term by a comparable issuer.

Notes That Bear Interest at Rates Based on EURIBOR May Be Adversely Affected By Changes in Our EURIBOR Reporting Practices or the Method in Which EURIBOR is Determined or Circumstances Where EURIBOR is No Longer Determined or Published

The European Money Markets Institute (formerly Euribor-EBF) has continued in its role as administrator of EURIBOR but has also undertaken a number of reforms in relation to its governance and technical framework since January 2013 pursuant to recommendations by the European Securities and Markets Authority and the European Banking Authority.

It is not possible to predict any changes in the methods pursuant to which the EURIBOR rates are determined, or any other reforms to EURIBOR or any other relevant benchmarks that will be enacted in the European Union (the “EU”) and elsewhere, each of which may adversely affect the trading market for securities based on EURIBOR or any other relevant benchmark, including any notes that bear interest at rates based on EURIBOR and may cause such benchmarks to perform differently than in the past, or cease to exist. In addition, any legal or regulatory changes made by the European Money Markets Institute, the European Commission or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the EURIBOR or any other relevant benchmarks are determined may result in, among other things, a sudden or prolonged increase or decrease in the reported benchmark, a delay in the publication of any such benchmark rates, trigger changes in the rules or methodologies in certain benchmarks discouraging market participants from continuing to administer or to participate in certain benchmarks, and, in certain situations, could result in a benchmark rate no longer being determined and published. Accordingly, in respect of a note referencing EURIBOR or any other relevant benchmark, such proposals for reform and changes in applicable regulation could have a material adverse effect on the trading market for, the value of and return on such a note (including potential rates of interest thereon).

Risks Relating to SOFR

The Secured Overnight Financing Rate Is a Relatively New Reference Rate and its Composition and Characteristics Are Not the Same as the London Inter-Bank Offered Rate (“LIBOR”)

On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified the Secured Overnight Financing Rate (“SOFR”) as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities, and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has published historical indicative Secured Overnight Financing Rates from 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR (whether based on actual or indicative historical data). The future performance of SOFR cannot be predicted based on its past performance, and the level of SOFR during the term of the notes may bear little or no relation to the historical performance of SOFR.

The composition and characteristics of SOFR are not the same as those of LIBOR, and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR is a forward-looking rate that represents interbank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR (including USD Compounded SOFR Index) will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.

SOFR May Be More Volatile than Other Benchmark or Market Rates

Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates during corresponding periods. Although changes in USD Compounded SOFR Index generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of SOFR-linked notes may fluctuate more than floating rate securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain, could be materially adverse to investors in a note linked to the USD Compounded SOFR Index Rate or SOFR Index, and could adversely affect the price at which investors can sell SOFR-linked notes.

Any Failure of SOFR to Gain Market Acceptance Could Adversely Affect Notes Linked to SOFR

According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to USD LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which USD LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR.

Any failure of SOFR to gain market acceptance could adversely affect the return on and value of a note linked to SOFR and the price at which investors can sell such notes in the secondary market.

In addition, if SOFR does not prove to be widely used as a benchmark in securities that are similar or comparable to your SOFR-linked notes, the trading price of the notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating-rate debt securities linked to SOFR may evolve over time, and trading prices of the notes may be lower than those of later-issued SOFR-based debt securities as a result. Investors in a note linked to SOFR may not be able to sell such notes at all or may not be able to sell such notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

SOFR May be Modified or Discontinued and Notes Linked to SOFR May Bear Interest by Reference to a Rate Other than SOFR, which Could Adversely Affect the Value of such Notes

SOFR is published by the Federal Reserve Bank of New York based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time. There can be no guarantee, particularly given its relatively recent introduction, that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in notes linked to SOFR. If the manner in which SOFR is calculated is changed or, if applicable, if the manner in which the USD Compounded SOFR Index Rate or SOFR Index is calculated is changed, that change may result in a reduction in the amount of interest payable on notes linked to SOFR and the trading prices of such notes. In addition, the Federal Reserve Bank of New York may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR data in its sole discretion and without notice and has no obligation to consider the interests of holders of SOFR-linked notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR. The interest rate for any interest period will not be adjusted for any modifications or amendments to SOFR or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

If we or our designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date, each as defined in Description of the Notes We May Offer—Interest Rates—SOFR Index Notes, have occurred in respect of SOFR, then the interest rate on notes linked to SOFR will no longer be determined by reference to SOFR, but instead will be determined by reference to a different rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under the caption “Description of the Notes We May Offer—Interest Rates—SOFR Index Notes.”

If a particular Benchmark Replacement, as defined in Description of the Notes We May Offer—Interest Rates—SOFR Index Notes, or Benchmark Replacement Adjustment, as defined in Description of the Notes We May Offer—Interest Rates—SOFR Index Notes, cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined herein) (such as the ARRC), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, us or our designee. In addition, the terms of the notes may expressly authorize us or our designee to make Benchmark Replacement Conforming Changes, as defined in Description of the Notes We May Offer—Interest Rates—SOFR Index Notes, with respect to, among other things, interest periods, the timing and frequency of determining rates and making payments of interest and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the notes linked to SOFR by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of such notes in connection with a Benchmark Transition Event, which may potentially be subjective, could adversely affect the value of such notes, the return on such notes and the price at which you can sell such notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of SOFR, the Benchmark Replacement may not be the economic equivalent of SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of notes linked SOFR, the return on such notes and the price at which you can sell such notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect notes linked to SOFR, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

The Interest Rate on SOFR-Linked Notes May Be Based on a USD Compounded SOFR Index Rate and the SOFR Index, Which is Relatively New in the Marketplace

For each interest period, the interest rate on floating-rate debt securities linked to SOFR may be based on USD Compounded SOFR Index Rate, which is calculated using the SOFR Index (as defined herein) published by the Federal Reserve Bank of New York according to the specific formula described under “Description of the Notes We May Offer—Interests Rates—SOFR Index Notes,” rather than the SOFR rate published on or in respect of a particular date during such interest period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on a note linked to the USD Compounded SOFR Index Rate or SOFR Index during any interest period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the interest rate is based on USD Compounded SOFR Index Rate and the SOFR rate in respect of a particular date during an interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to USD Compounded SOFR Index Rate used to calculate the interest payable on notes linked to the USD Compounded SOFR Index Rate on the interest payment date for such interest period.

Limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. In addition, the Federal Reserve Bank of New York only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the SOFR Index or the specific formula for the USD Compounded SOFR Index Rate used in a note linked to the USD Compounded SOFR Index Rate may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, then the market value of notes linked to the USD Compounded SOFR Index Rate could be adversely affected.

USD Compounded SOFR Index Rate with Respect to a Particular Interest Period Will Only be Capable of Being Determined Near the End of the Relevant Interest Period

If the interest rate on your notes is based on USD Compounded SOFR Index Rate, the level of USD Compounded SOFR Index Rate applicable to a particular interest period, as defined below under “Descriptions of the Notes We May Offer—Interest,” and, therefore, the amount of interest payable with respect to such interest period will be determined on the interest determination date, as defined below under “Descriptions of the Notes We May Offer—Interest Rates—SOFR Index Notes,” for such interest period. Because each such date is near the end of such interest period, you will not know the amount of interest payable with respect to a particular interest period until shortly prior to the related interest payment date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such interest payment date. In addition, some investors may be unwilling or unable to trade notes linked to the USD Compounded SOFR Index Rate or SOFR Index without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of notes linked to the USD Compounded SOFR Index Rate or SOFR Index.

Compounded SOFR for an Interest Period During a Floating Period May Not Reflect Any Subsequently Published Corrections to SOFR

The Federal Reserve Bank of New York publishes SOFR each U.S. Government Securities Business Day at approximately 8:00 a.m. (New York time) for trades made on the immediately preceding U.S. Government Securities Business Day. After publication, if (i) the Federal Reserve Bank of New York discovers errors in the transaction data or calculation process or additional transaction data becomes available and (ii) such errors or additional data would change the published SOFR by at least one basis point (0.01%), subject to change based on periodic review by the Federal Reserve Bank of New York, then the Federal Reserve Bank of New York will republish SOFR at approximately 2:30 p.m. (New York time) on that same day. The Federal Reserve Bank of New York will not revise published SOFR on any U.S. Government Securities Business Day after the original date of publication and, even if the Federal Reserve Bank of New York’s policy changes to permit revisions to SOFR after the initial publication date, such changes would not be reflected in the Calculation Agent’s determination of Compounded SOFR on a U.S. Government Securities Business Day under the Notes because such determination is made as of 3:00 p.m. (New York time) on each U.S. Government Securities Business Day without regard to any subsequently published revisions.

Risks Relating to Notes Denominated or Payable in or Linked to a Non-U.S. Dollar Currency

If you intend to invest in a non-U.S. dollar note—e.g., a note whose principal and/or interest is payable in a currency other than U.S. dollars or that may be settled by delivery of or reference to a non-U.S. dollar currency or property denominated in or otherwise linked to a non-U.S. dollar currency—you should consult your own financial and legal advisors as to the currency risks entailed by your investment. Notes of this kind may not be an appropriate investment for investors who are unsophisticated with respect to non-U.S. dollar currency transactions. The information in this prospectus supplement is directed primarily at investors who are U.S. residents. Investors who are not U.S. residents should consult their own financial and legal advisors about currency-related risks particular to their investments.

An Investment in a Non-U.S. Dollar Note Involves Currency-Related Risks

An investment in a non-U.S. dollar note entails significant risks that are not associated with a similar investment in a note that is payable solely in U.S. dollars and where settlement value is not otherwise based on a non-U.S. dollar currency. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various non-U.S. dollar currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls or other conditions by either the United States or non-U.S. governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

Changes in Currency Exchange Rates Can Be Volatile and Unpredictable

Rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may continue and perhaps spread to other currencies in the future. Fluctuations in currency exchange rates could adversely affect an investment in a note denominated in, or where value is otherwise linked to, a specified currency other than U.S. dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the note, including the principal payable at maturity. That in turn could cause the market value of the note to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

In courts outside of New York, investors may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-U.S. dollar note in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular note is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

Government Policy Can Adversely Affect Foreign Currency Exchange Rates and an Investment in a Non-U.S. Dollar Note

Foreign currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar notes is that their yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a non-U.S. dollar note or elsewhere could lead to significant and sudden changes in the exchange rate between the U.S. dollar and the specified currency. These changes could affect the value of the note as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

Governments have imposed from time to time and may in the future impose exchange controls or other conditions, including taxes, with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a note at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

Information About Exchange Rates Will Not Be Indicative of Future Performance

If we issue a non-U.S. dollar note, we may include in the relevant pricing supplement a currency supplement that provides information about historical exchange rates for the relevant non-U.S. dollar currency or currencies. Any information about exchange rates that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future. That rate will likely differ from the exchange rate used under the terms that apply to a particular note.

Non-U.S. Investors May Be Subject to Certain Additional Risks

If we issue a U.S. dollar note and you are a non-U.S. investor who purchased such notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or income of your investment.

This prospectus supplement contains a general description of certain U.S. and Canadian tax consequences relating to the notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of notes and receiving payments of principal or other amounts under the notes.

Risks Relating to Changes in Canadian Law

No assurance can be given as to the impact of any possible judicial decision or change to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein or administrative practice after the date of this prospectus supplement and before the date on which the notes are issued. Any such change could materially adversely impact the value of any notes affected by it. Such changes in law may include, but are not limited to, changes to the “bail-in” regime, described above, which may affect the rights of holders of securities issued by the Bank, including the notes.

USE OF PROCEEDS

Except as otherwise set forth in a pricing supplement, the net proceeds from the sale of any notes will be added to our general funds and will be used for general banking purposes.

DESCRIPTION OF THE NOTES WE MAY OFFER

You should carefully read the description of the terms and provisions of our debt securities and our senior indenture under “Description of Debt Securities” in the accompanying prospectus. That section, together with this prospectus supplement, the relevant pricing supplement and any applicable product prospectus supplement, summarizes all the material terms of our senior indenture, our form of subordinated indenture and your note, as applicable. They do not, however, describe every aspect of our senior indenture, our form of subordinated indenture and your note, as applicable. For example, in this section entitled “Description of the Notes We May Offer,” the accompanying prospectus, the relevant pricing supplement and any applicable product prospectus supplement, we use terms that have been given special meanings in our senior indenture, but we describe the meanings of only the more important of those terms. The specific terms of any series of notes will be described in the relevant pricing supplement. As you read this section, please remember that the specific terms of your note as described in your pricing supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If your pricing supplement is inconsistent with this prospectus supplement or the product prospectus supplement or the accompanying prospectus, your pricing supplement will control with regard to your note. Thus, the statements we make in this section may not apply to your note.

General

The notes will be issued under our senior indenture, dated as of October 23, 2003, between Royal Bank of Canada and The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., as trustee, as supplemented by a first supplemental indenture, dated as of July 21, 2006, by the second supplemental indenture, dated as of February 28, 2007, by the third supplemental indenture, dated as of September 7, 2018, by the fourth supplemental indenture, dated as of June 22, 2023, and by the fifth supplemental indenture, dated as of June 22, 2023, and as further amended from time to time, which we may refer to as the Indenture. The notes constitute a single series of debt securities of Royal Bank of Canada issued under the indenture. The term “debt securities,” as used in this prospectus supplement, refers to all debt securities, including the notes, issued and issuable from time to time under the indenture. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The indenture is more fully described below in this section. Whenever we refer to specific provisions or defined terms in the indenture, those provisions or defined terms are incorporated in this prospectus supplement by reference. Section references used in this discussion are references to the indenture. Capitalized terms which are not otherwise defined shall have the meanings given to them in the indenture.

The notes will be limited to an aggregate initial offering price of US$75,000,000,000 or at our option if so specified in the relevant pricing supplement, the equivalent of this amount in any other currency or currency unit, and will be our direct, unsecured obligations. This aggregate initial offering price is subject to reduction as a result of the sale by us of other debt securities pursuant to another prospectus supplement to the accompanying prospectus. The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

We will offer the notes on a continuous basis through one or more agents listed in the section entitled “Supplemental Plan of Distribution” in this prospectus supplement. The indenture does not limit the aggregate principal amount of senior notes that we may issue. We may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the indenture in addition to the US$75,000,000,000 aggregate initial offering price of notes noted on the cover of this prospectus supplement. Each note issued under this prospectus supplement will have a stated maturity that will be specified in the applicable pricing supplement and may be subject to redemption or repayment before its stated maturity. As a general matter, each note will mature nine months or more from its date of issue, except that indexed notes may have a maturity of less than nine months. Notes may be issued at significant discounts from their principal amount due on the stated maturity (or on any prior date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at our option, repayment at the option of the holder or otherwise), and some notes may not bear interest. We may from time to time, without the consent of the existing holders of the relevant notes, create and issue further notes having the same terms and conditions as such notes in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon.

Unless we specify otherwise in the relevant pricing supplement, currency amounts in this prospectus supplement are expressed in U.S. dollars. Unless we specify otherwise in any note and pricing supplement, the notes will be denominated in U.S. dollars and payments of principal, premium, if any, and any interest on the notes will be made in U.S. dollars. If any note is to be denominated other than exclusively in U.S. dollars, or if the principal of, premium, if any, or any interest on the note is to be paid in one or more currencies (or currency units or in amounts determined by reference to an index or indices) other than that in which that note is denominated, additional information (including authorized denominations and related exchange rate information) will be provided in the relevant pricing supplement. Unless we specify otherwise in any pricing supplement, notes denominated in U.S. dollars will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof (except that non-U.S. investors may be subject to higher minimums).

Interest rates that we offer on the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of notes from time to time, but no change of terms will affect any note we have previously issued or as to which we have accepted an offer to purchase.

Each note will be issued as a book-entry note in fully registered form without coupons. Each note issued in book-entry form may be represented by a global note that we deposit with and register in the name of a financial institution or its nominee, which we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable pricing supplement, The Depository Trust Company, New York, New York, will be the depositary for all notes in global form. Except as discussed in the accompanying prospectus under “Description of Debt Securities—Ownership and Book-Entry Issuance,” owners of beneficial interests in book-entry notes will not be entitled to physical delivery of notes in certificated form. We will make payments of principal of, and premium, if any and interest, if any, on the notes through the applicable trustee to the depositary for the notes.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold their notes in accounts at brokers, banks or other financial institutions will generally not be recognized by us as legal holders of notes. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the notes, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold your notes in street name, you should check with your own institution to find out:

•	how it handles note payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how you can instruct it to send you notes registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the notes run only to persons who are registered as holders of notes. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold your notes in that manner or because the notes are issued in the form of global notes as described below. For example, once we make payment to the registered holder we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Notes

A global note is a special type of indirectly held security, as described above under “—Street Name and Other Indirect Holders.” If we choose to issue notes in the form of global notes, the ultimate beneficial owners of global notes can only be indirect holders. We require that the global note be registered in the name of a financial institution we select.

We also require that the notes included in the global note not be transferred to the name of any other direct holder except in the special circumstances described in the accompanying prospectus in the section “Description of Debt Securities—Ownership and Book-Entry Issuance.” The financial institution that acts as the sole direct holder of the global note is called the depositary. Any person wishing to own a global note must do so indirectly by virtue of an account with a broker, bank or other financial institution, known as a “participant,” that in turn has an account with the depositary. The pricing supplement indicates whether your series of notes will be issued only in the form of global notes.

Further details of legal ownership are discussed in the accompanying prospectus in the section “Ownership and Book-Entry Issuance.”

In the remainder of this description, “you” or “holder” means direct holders and not street name or other indirect holders of notes. Indirect holders should read the previous subsection titled “—Street Name and Other Indirect Holders.”

Types of Notes

We may issue the following three types of notes:

•

Fixed Rate Notes. A note of this type will bear interest at a fixed rate described in the applicable pricing supplement. This type includes zero-coupon notes, which bear no interest and are instead issued at a price lower than the principal amount.

•

Floating Rate Notes. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and these other features are described below under “—Interest Rates—Floating Rate Notes.” If your note is a floating rate note, the formula and any adjustments that apply to the interest rate will be specified in your pricing supplement.

•	Indexed Notes. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

•	one or more securities;

•	one or more currencies;

•	one or more commodities;

•	any other financial, economic or other measures or instruments, including the occurrence or non-occurrence of any event or circumstance; and/or

•	indices or baskets of any of these items.

If you are a holder of an indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the applicable index at maturity. That value may fluctuate over time. If you purchase an indexed note, your pricing supplement will include information about the relevant index and how amounts that are to become payable will be determined by reference to that index. In addition, your pricing supplement will specify whether your note will be exchangeable for, or payable in cash, securities of an issuer other than Royal Bank of Canada or other property. Before you purchase any indexed note, you should read carefully the section entitled “Risk Factors—Risks Relating to Indexed Notes” above.

Original Issue Discount Notes

A fixed rate note, a floating rate note or an indexed note may be an original issue discount note. A note of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount note may be a zero-coupon note. A note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity. See “Tax Consequences—United States Taxation—Original Issue Discount” in the accompanying prospectus for a brief description of the U.S. federal income tax consequences of owning an original issue discount note.

Information in the Pricing Supplement

Your pricing supplement will describe one or more of the following terms of your note:

•	the stated maturity;

•	the specified currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date;

•	whether or not your note is a bail-inable note;

•	whether your note is a fixed rate note, a floating rate note or an indexed note;

•	if your note is a fixed rate note, the yearly rate at which your note will bear interest, if any, and the interest payment dates;

•

if your note is a floating rate note, the interest rate basis, which may be one of the eight interest rate bases described under “—Interest Rates—Floating Rate Notes” below; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; and the interest reset, determination, calculation and payment dates, all of which we describe under “—Interest Rates—Floating Rate Notes” below;

•

if your note is an indexed note, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and whether your note will be exchangeable in cash, securities of an issuer other than Royal Bank of Canada or other property;

•	if your note is an original issue discount note, the yield to maturity;

•

if applicable, the circumstances under which your note may be redeemed at our option before the stated maturity, including any redemption commencement date, redemption price(s) and redemption period(s);

•	if applicable, the circumstances under which you may demand repayment of your note before the stated maturity, including any repayment commencement date, repayment price(s) and repayment period(s);

•	any special Canadian or United States federal income tax consequences of the purchase, ownership or disposition of a particular issuance of notes;

•	the use of proceeds, if materially different than those discussed in this prospectus supplement; and

•	any other terms of your note, which could be different from those described in this prospectus supplement.

Market-Making Transactions

If you purchase your note in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which an agent or other person resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original sale of the note.

If you purchase notes issued before September 23, 2018 in a market-making transaction, those notes will not be bail-inable notes, even though the applicable pricing supplement may not specify that your note is not a bail-inable note.

Redemption at the Option of Royal Bank of Canada; No Sinking Fund

If an initial redemption date is specified in the applicable pricing supplement, we may redeem the particular notes prior to their stated maturity date at our option on any date on or after that initial redemption date in whole or from time to time in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or other minimum authorized denomination applicable thereto), at the redemption price or prices specified in that pricing supplement, together with unpaid interest accrued thereon to the date of redemption. Unless otherwise specified in the applicable pricing supplement, we must give written notice to registered holders of the particular notes to be redeemed at our option not more than 60 nor less than 30 calendar days prior to the date of redemption.

The notes will not be subject to, or entitled to the benefit of, any sinking fund.

Repayment at the Option of the Holder

If one or more optional repayment dates are specified in the applicable pricing supplement, registered holders of the particular notes may require us to repay those notes prior to their stated maturity date on any optional repayment date in whole or from time to time in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or other minimum authorized denomination applicable thereto), at the repayment price or prices specified in that pricing supplement, together with unpaid interest accrued thereon to the date of repayment. A registered holder’s exercise of the repayment option will be irrevocable.

For any note to be repaid, the applicable trustee must receive, at its corporate trust office in the Borough of Manhattan, The City of New York, not more than 60 nor less than 30 calendar days prior to the date of repayment, the particular notes to be repaid and, in the case of a book-entry note, repayment instructions from the applicable beneficial owner to the depositary and forwarded by the depositary. Only the depositary may exercise the repayment option in respect of global notes representing book-entry notes. Accordingly, beneficial owners of global notes that desire to have all or any portion of the book-entry notes represented thereby repaid must instruct the participant through which they own their interest to direct the depositary to exercise the repayment option on their behalf by forwarding the repayment instructions to the applicable trustee as aforesaid. In order to ensure that these instructions are received by the applicable trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult their participants for the respective deadlines. In addition, at the time repayment instructions are given, each beneficial owner shall cause the participant through which it owns its interest to transfer the beneficial owner’s interest in the global note representing the related book-entry notes, on the depositary’s records, to the applicable trustee.

If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders thereof.

We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the applicable trustee for cancellation.

Interest

Each interest-bearing note will bear interest from its date of issue at the rate per annum, in the case of a fixed rate note, or pursuant to the interest rate formula, in the case of a floating rate note, in each case as specified in the applicable pricing supplement, until the principal thereof is paid. We will make interest payments in respect of fixed rate notes and floating rate notes in an amount equal to the interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the applicable interest payment date, the maturity date or the redemption date, as the case may be (each, an “interest period”).

Interest on fixed rate notes and floating rate notes will be payable in arrears on each interest payment date, on the maturity date and on any redemption date. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding record date to the registered holder on the next succeeding record date. The “regular record date” shall be the fifteenth calendar day, whether or not a “business day,” immediately preceding the related interest payment date. “Business day” is defined below under “—Interest Rates—Special Rate Calculation Terms.” For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

Interest Rates

This subsection describes the different kinds of interest rates that may apply to your note, if it bears interest.

Fixed Rate Notes

The relevant pricing supplement will specify the interest payment dates for a fixed rate note as well as the maturity date. Interest on fixed rate notes will be computed on the basis of a 360-day year consisting of twelve 30-day months or such other day count fraction set forth in the pricing supplement.

If any interest payment date, redemption date, repayment date or maturity date of a fixed rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Floating Rate Notes

In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in bold, italicized type the first time they appear, and we define these terms under “—Special Rate Calculation Terms” at the end of this subsection.

The following will apply to floating rate notes:

Interest Rate Basis. We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following interest rate bases:

•	commercial paper rate;

•	U.S. prime rate;

•	SOFR Index;

•	EURIBOR;

•	treasury rate;

•	CMT rate;

•	CMS rate; and/or

•	federal funds rate.

We describe each of the interest rate bases in further detail below in this subsection. If you purchase a floating rate note, your pricing supplement will specify the interest rate basis that applies to your note. If your floating rate note has an interest rate basis other than those listed above, your pricing supplement will describe the applicable interest rate basis.

Calculation of Interest. Calculations relating to floating rate notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose. That institution may include any affiliate of ours, such as RBC Capital Markets, LLC. The pricing supplement for a particular floating rate note will name the institution that we have appointed to act as the calculation agent for that note as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the note without your consent and without notifying you of the change.

For each floating rate note, the calculation agent will determine, on the corresponding interest calculation date or on the interest determination date, as described below, the interest rate that takes effect on each interest reset date or in the case of a note for which the interest basis is SOFR or another backward looking rate, the interest rate for the applicable interest period. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period—that is, the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. If the interest rate basis is not SOFR or another backward looking rate, for each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the relevant pricing supplement. If the interest rate basis is SOFR or another backward looking rate, for each interest period, the calculation agent will calculate the amount of accrued interest as being equal to the product of (i) the face or other specified amount of the floating rate note multiplied by (ii) the product of (a) the interest rate applicable to such interest period, multiplied by (b) the quotient of the actual number of calendar days in such interest period divided by 360.

If the interest rate basis is not SOFR or another backward looking rate, upon the request of the holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect—and, if determined, the interest rate that will become effective on the next interest reset date. If the interest basis is SOFR or another backward looking rate, upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate most recently calculated for that note, which may not be the interest rate applicable to the current interest period. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or ..0987655). All amounts used in or resulting from any calculation relating to a floating rate note will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the interest rate basis that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as discussed below. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any agent participating in the distribution of the relevant floating rate notes and its affiliates, and they may include our affiliates.

Initial Interest Rate. For any floating rate note, the interest rate in effect from the original issue date to the first interest reset date will be the initial interest rate. We will specify the initial interest rate or the manner in which it is determined in the relevant pricing supplement.

Spread or Spread Multiplier. In some cases, the interest rate basis for a floating rate note may be adjusted:

•	by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

•	by multiplying the interest rate basis by a specified percentage, called the spread multiplier.

If you purchase a floating rate note, your pricing supplement will indicate whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier.

Maximum and Minimum Rates. The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

•	a maximum rate—i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

•	a minimum rate—i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase a floating rate note, your pricing supplement will indicate whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application and the Criminal Code (Canada). Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more, except for the Criminal Code (Canada), which limits the rate to 60%.

The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on a floating rate note.

Interest Reset Dates. The rate of interest on a floating rate note, other than a SOFR Index note or a floating rate note based on another backward looking rate, will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually or annually. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Except as otherwise specified in the applicable pricing supplement, the interest reset date will be as follows:

•	for floating rate notes that reset daily, each business day;

•	for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

•	for treasury rate notes that reset weekly, the Tuesday of each week;

•	for floating rate notes that reset monthly, the third Wednesday of each month;

•	for floating rate notes that reset quarterly, the third Wednesday of each of four months of each year as indicated in the relevant pricing supplement;

•	for floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year as indicated in the relevant pricing supplement; and

•	for floating rate notes that reset annually, the third Wednesday of one month of each year as indicated in the relevant pricing supplement.

For a floating rate note other than a SOFR Index note or a floating rate note based on another backward looking rate, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. There are several exceptions, however, to the reset provisions described above. For example, for a SOFR Index note, the interest rate in effect on any particular day will be the interest rate determined with respect to the interest period in which that day occurs.

If any interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. For a EURIBOR note, however, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

Interest Determination Dates. The interest rate that takes effect on an interest reset date (or, in the case of a SOFR Index note or a floating rate note based on another backward looking rate, the interest rate determined for the applicable interest period) will be determined by the calculation agent by reference to a particular date called an interest determination date. Except as otherwise indicated in the relevant pricing supplement:

•

for commercial paper rate, federal funds rate and U.S. prime rate notes, the interest determination date relating to a particular interest reset date will be the business day preceding the interest reset date;

•

for SOFR Index notes and floating rate notes based on other backward looking rates, the interest determination date relating to a particular interest period will be the second U.S. Government Securities Business Day prior to the applicable interest payment date (or, in the case of the final interest period, prior to the maturity date or if we elect to redeem in part or in full any series of notes, the redemption date for such notes);

•

for EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second euro business day preceding the interest reset date. We refer to an interest determination date for a EURIBOR note as a EURIBOR interest determination date;

•

for treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills—i.e., direct obligations of the U.S. government—would normally be auctioned. Treasury bills are usually sold at auction the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week; and

•	for CMT rate and CMS rate notes, the interest determination date relating to a particular interest reset date will be the second business day preceding the interest reset date.

The interest determination date pertaining to a floating rate note the interest rate of which is determined with reference to two or more interest rate bases (none of which is the SOFR Index) will be the latest business day which is at least two business days before the related interest reset date for the applicable floating rate note on which each interest rate basis is determinable. The interest determination date pertaining to a floating rate note the interest rate of which is determined with reference to two more interest rate bases (one of which is the SOFR Index) will be specified in the relevant pricing supplement.

Interest Calculation Dates. As described above, except for SOFR Index notes, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for SOFR Index notes and EURIBOR notes, however, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date. The interest calculation date will be the earlier of the following:

•	the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

•	the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

Interest Payment Dates. The interest payment dates for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in the relevant pricing supplement, will be as follows:

•	for floating rate notes that reset daily, weekly or monthly, the third Wednesday of each month;

•	for floating rate notes that reset quarterly, the third Wednesday of the four months of each year specified in the relevant pricing supplement;

•	for floating rate notes that reset semi-annually, the third Wednesday of the two months of each year specified in the relevant pricing supplement; or

•	for floating rate notes that reset annually, the third Wednesday of the month specified in the relevant pricing supplement.

Regardless of these rules, if a note is originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date.

In addition, the following special provision will apply to a floating rate note with regard to any interest payment date other than one that falls on the maturity. If the interest payment date would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day. However, if the floating rate note is a SOFR Index note or EURIBOR note and the next business day falls in the next calendar month, then the interest payment date will be brought forward to the immediately preceding day that is a business day. If the maturity date of a floating rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

As used in this prospectus supplement, “U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Calculation Agent. We have initially appointed RBC Capital Markets, LLC as our calculation agent for the notes. See “—Calculation of Interest” above for details regarding the role of the calculation agent.

Commercial Paper Rate Notes

If you purchase a commercial paper rate note, your note will bear interest at an interest rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, indicated in your pricing supplement.

The commercial paper rate will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity indicated in your pricing supplement, as published in H.15 under the heading “Commercial Paper—Nonfinancial.” If the commercial paper rate cannot be determined as described above, the following procedures will apply:

•

If the rate described above does not appear in H.15 by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in any other recognized electronic source used for displaying that rate, under the heading “Commercial Paper—Nonfinancial.”

•

If the rate described above does not appear in H.15 or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

•

If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

U.S. Prime Rate Notes

If you purchase a U.S. prime rate note, your note will bear interest at an interest rate equal to the U.S. prime rate and adjusted by the spread or spread multiplier, if any, indicated in your pricing supplement.

The U.S. prime rate will be the rate, for the relevant interest determination date, published in H.15 opposite the heading “Bank prime loan.” If the U.S. prime rate cannot be determined as described above, the following procedures will apply:

•

If the rate described above does not appear in H.15 by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the U.S. prime rate will be the rate, for the relevant interest determination date, as published in H.15 or another recognized electronic source used for the purpose of displaying that rate, under the heading “Bank prime loan.”

•

If the rate described above does not appear in H.15 or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the U.S. prime rate will be the arithmetic mean of the following rates as they appear on the Reuters screen US PRIME 1 page: the rate of interest publicly announced by each bank appearing on that page as that bank’s prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

•

If fewer than four of these rates appear on the Reuters screen US PRIME 1 page, the U.S. prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

•

If fewer than three banks selected by the calculation agent are quoting as described above, the U.S. prime rate for the new interest period will be the U.S. prime rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

SOFR Index Notes

If you purchase a SOFR Index note, your note will bear interest at an interest rate equal to the USD Compounded SOFR Index Rate, unless otherwise specified in your pricing supplement. In addition, when SOFR is the interest rate basis, the applicable SOFR rate will be adjusted by the spread or spread multiplier, if any, indicated in your pricing supplement. SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods. The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. Unless as otherwise specified in your pricing supplement, the USD Compounded SOFR Index Rate will be determined by the Calculation Agent in accordance with the following formula:

where:

“SOFR IndexStart = For interest periods other than the initial interest period, the SOFR Index value on the preceding interest determination date (i.e., the day that is two U.S. Government Securities Business Days preceding the first date of the relevant interest period), and, for the initial interest period, the SOFR Index value on the date that is two U.S. Government Securities Business Days before the first day of such initial interest period;

“SOFR IndexEnd = The SOFR Index value on the interest determination date relating to the applicable interest payment date (or in the final interest period, relating to the maturity date or, if we elect to redeem in part or in full any series of notes, the redemption date for such notes) (i.e., the day that is two U.S. Government Securities Business Days preceding the applicable interest payment date or, in the case of the final interest period, preceding the maturity date or, if we elect to redeem in part or in full any series of notes, the redemption date for such notes); and

“d” is the number of calendar days in the relevant Observation Period.

For purposes of determining the USD Compounded SOFR Index Rate, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)

the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2)

if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then the USD Compounded SOFR Index Rate shall be the rate determined pursuant to the “SOFR Index Unavailable” provisions described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then the USD Compounded SOFR Index Rate shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

Notwithstanding anything to the contrary in the documentation relating to any notes we may issue, if we or our designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to determining the then-current Benchmark, then the benchmark replacement provisions set forth will thereafter apply to all determinations of the rate of interest payable on the notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest payable for each interest period will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the applicable spread.

SOFR Index Unavailable Provisions. If a SOFR IndexStart or SOFR IndexEnd is not published on the associated interest determination date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “USD Compounded SOFR Index Rate” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily SOFR (“SOFRi”) does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event.

(a) Benchmark Replacement. If we or our designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time (as defined herein) in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(c) Decisions and Determinations. Any determination, decision or election that may be made by our designee or us pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	if made by us, will be made in our sole discretion;

•	if made by our designee, will be made after consultation with us, and the designee will not make any such determination, decision or election to which we object; and

•	shall become effective without consent from any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions not made by our designee will be made by us on the basis as described above. The designee shall have no liability for not making any such determination, decision or election. In addition, we may designate an entity (which may be our affiliate) to make any determination, decision or election that we have the right to make in connection with the benchmark replacement provisions set forth in this prospectus supplement.

Certain Defined Terms. As used in this section entitled “—Interest Rates—SOFR Index Notes”:

“Benchmark” means, initially, USD Compounded SOFR Index Rate, as such term is defined above; provided that if we or our designee determine on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to USD Compounded SOFR Index Rate (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)

the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(3)

provided that if (i) the Benchmark Replacement cannot be determined in accordance with clause (1) or (2) above as of the Benchmark Replacement Date or (ii) we or our designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) above is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time, then the Benchmark Replacement shall be the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)

the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that we or our designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decides that adoption of any portion of such market practice is not administratively feasible or if we or our designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Observation Period” means, in respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the interest payment date for such interest period (or in the final interest period, preceding the maturity date or, if we elect to redeem in part or in full any series of notes, the redemption date for such notes).

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is USD Compounded SOFR Index Rate, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not USD Compounded SOFR Index Rate, the time determined by us or our designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the SOFR Administrator, currently at http://www.newyorkfed.org, or any successor source.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

EURIBOR Notes

If you purchase a EURIBOR note, your note will bear interest at an interest rate equal to the interest rate for deposits in euro, designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI—the Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate. In addition, when EURIBOR is the interest rate basis the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. EURIBOR will be determined in the following manner:

•

EURIBOR will be the offered rate for deposits in euros having the index maturity specified in your pricing supplement, beginning on the second euro business day after the relevant EURIBOR interest determination date, as that rate appears on Reuters page EURIBOR01 as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

•

If the rate described above does not appear on Reuters page EURIBOR01, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

•

If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

•

If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Treasury Rate Notes

If you purchase a treasury rate note, your note will bear interest at an interest rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, indicated in your pricing supplement.

The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in your pricing supplement, as that rate appears on Reuters page USAUCTION 10 or Reuters page USAUCTION11 under the heading “INVEST RATE.” If the treasury rate cannot be determined in this manner, the following procedures will apply:

•

If the rate described above does not appear on either page by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, the treasury rate will be the bond equivalent yield of the rate, for the relevant interest determination date, for the type of treasury bill described above, as announced by the U.S. Department of the Treasury.

•

If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having the specified index maturity, as published in H.15 under the heading “U.S. government securities/Treasury bills (secondary market).”

•

If the rate described in the prior paragraph does not appear in H.15 by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having the specified index maturity, as published in H.15, or another recognized electronic source used for displaying that rate, under the heading “U.S. government securities/Treasury bills (secondary market).”

•

If the rate described in the prior paragraph does not appear in H.15 or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

•

If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT Rate Notes

If you purchase a CMT rate note, your note will bear interest at an interest rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, indicated in your pricing supplement.

The CMT rate will be the following rate as published in H.15 opposite the heading “Treasury constant maturities,” as that rate is displayed on the designated CMT Reuters page under the heading “. . . Treasury Constant Maturities,” under the column for the designated CMT index maturity:

•	if the designated CMT Reuters page is Reuters page FRBCMT, the rate for the relevant interest determination date; or

•

if the designated CMT Reuters page is Reuters page FEDCMT, the weekly or monthly average, as specified in your pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply:

•

If the applicable rate described above is not displayed on the relevant designated CMT Reuters page at 3:00 P.M., New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from that source at that time, then the CMT rate will be the applicable treasury constant maturity rate described above—i.e., for the designated CMT index maturity and for the relevant interest determination—as published in H.15 opposite the caption “Treasury constant maturities.”

•

If the designated CMT Reuters page is FRBCMT and the applicable rate described above does not appear in H.15 by 3:00 P.M., New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate for the designated CMT index maturity and with reference to the relevant interest determination date, that:

•	is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

•	is determined by the calculation agent to be comparable to the rate that would otherwise have been published in H.15.

•

If the designated CMT Reuters page is FEDCMT and the applicable rate described above does not appear in H.15 by 3:00 P.M, New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from that source at that time, the CMT rate will be the treasury constant maturity rate for the one-week or one-month rate, as applicable, for the designated CMT index maturity and with reference to the relevant interest determination date, that is otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, immediately preceding that interest determination date.

•

If the designated CMT Reuters page is FRBCMT the rate described in the second preceding paragraph does not appear by 3:00 P.M., New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market bid rates for the most recently issued treasury notes having an original maturity equal to the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the bid rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these bid rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation—or, if there is equality, one of the highest—and the lowest quotation—or, if there is equality, one of the lowest. If fewer than five but more than two such offered rates are provided, the CMT rate will be based on the arithmetic mean of the bid prices provided, and neither the highest nor lowest of such quotations will be eliminated. Treasury notes are direct, non-callable, fixed rate obligations of the U.S. government.

•

If the designated CMT Reuters screen page is FEDCMT and the Federal Reserve Bank of New York does not publish a one-week or one-month rate, as applicable, for U.S. Treasury securities on the relevant interest determination date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest. If fewer than five but more than two such offered rates are provided, the CMT rate will be based on the arithmetic mean of the bid prices provided, and neither the highest nor lowest of such quotations will be eliminated.

•

If the calculation agent is unable to obtain three quotations of the kind described in the prior two paragraphs, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market bid rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the bid rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these bid rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation (or, if there is equality, one of the highest) and the lowest quotation (or, if there is equality, one of the lowest).

•

If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the bid rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded. If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

•

If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMS Rate Notes

If you purchase a CMS rate note, your note will bear interest at an interest rate equal to the CMS rate and adjusted by the spread or spread multiplier, if any, indicated in your pricing supplement.

The CMS rate will be the rate for U.S. dollar swaps with a maturity for a specified number of years, expressed as a percentage in the relevant pricing supplement, which appears on the Reuters page ISDAFIX1 as of 11:00 a.m., New York City time, on the interest rate determination date.

•

If the applicable rate described above does not appear by 11:00 a.m., New York City time, on the interest determination date, then the CMS rate will be a percentage determined on the basis of the mid-market, semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on the interest determination date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to the index maturity designated in the relevant pricing supplement commencing on the reset date and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, as such rate may be determined in accordance with the provisions set forth below under “— SOFR Index Notes” with an index maturity of three months. The calculation agent will select the five swap dealers after consultation with us and will request the principal New York City office of each of those dealers to provide a quotation of its rate. If at least three quotations are provided, the CMS rate for that interest determination date will be the arithmetic mean of the quotations, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

•

If fewer than three leading swap dealers selected by the calculation agent are quoting as described above, the CMS rate will remain the CMS rate in effect on that interest rate determination date or, if that interest rate determination date is the first reference rate determination date, the initial interest rate.

Federal Funds Rate Notes

If you purchase a federal funds rate note, your note will bear interest at an interest rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, indicated in your pricing supplement.

The federal funds rate will be the rate for U.S. dollar federal funds as of the relevant interest determination date, as published in H.15 under the heading “Federal Funds (effective),” as that rate is displayed on Reuters page FEDFUNDS1 under the heading “EFFECT.” If the federal funds rate cannot be determined in this manner, the following procedures will apply:

•

If the rate described above is not displayed on Reuters page FEDFUNDS1 by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the federal funds rate, as of the relevant interest determination date, will be the rate described above as published in H.15, or another recognized electronic source used for displaying that rate, under the heading “Federal Funds (Effective).”

•

If the rate described above is not displayed on Reuters page FEDFUNDS1 and does not appear in H.15 or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the business day following the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

•

If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Special Rate Calculation Terms

In this subsection entitled “—Interest Rates,” we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

The term “bond equivalent yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

where

“D” means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

“N” means 365 or 366, as the case may be; and

“M” means the actual number of days in the applicable interest reset period.

The term “business day” means, for any note, a day that meets all the following applicable requirements:

•

for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto, and, in the case of a floating rate note, London;

•

if the note has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the applicable principal financial center; and

•	if the note is a EURIBOR note or has a specified currency of euros, is also a euro business day.

The term “designated CMT index maturity” means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security—either 1, 2, 3, 5, 7, 10, 20 or 30 years—specified in the applicable pricing supplement.

The term “designated CMT Reuters page” means the Reuters page mentioned in the relevant pricing supplement that displays treasury constant maturities as reported in H.15. If no Reuters page is so specified, then the applicable page will be Reuters page FEDCMT. If Reuters page FEDCMT applies but the relevant pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

The term “euro business day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) System, or any successor system, is open for business.

The term “euro-zone” means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992.

“H.15” means the daily update of H.15 available through the worldwide website of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov/releases/h15, or any successor site or publication.

The term “index maturity” means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

“London business day” means any day on which dealings in the relevant index currency are transacted in the London interbank market.

The term “money market yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

where

“D” means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

“M” means the actual number of days in the relevant interest reset period.

The term “principal financial center” means the capital city of the country to which an index currency relates (or the capital city of the country issuing the specified currency, as applicable), except that with respect to U.S. dollars, Australian dollars, Canadian dollars, South African rands and Swiss francs, the “principal financial center” means The City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively, and with respect to euros the principal financial center means London.

The term “representative amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Reuters screen US PRIME 1 page” means the display on the “US PRIME 1” page on the Reuters 3000 Xtra service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

“Reuters page” means the display on the Reuters 3000 Xtra service, or any successor service, on the page or pages specified in this prospectus supplement or the relevant pricing supplement, or any replacement page or pages on that service.

If, when we use the terms designated CMT Reuters page, H.15, Reuters screen US PRIME 1 page, Reuters screen LIBOR Page or Reuters page, we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

Special Provisions Related to Bail-inable Notes

The indenture provides for certain provisions applicable to bail-inable notes. The applicable pricing supplement will specify whether or not your note is a bail-inable note.

Agreement with Respect to the Exercise of Canadian Bail-in Powers

By its acquisition of an interest in any bail-inable note, each holder or beneficial owner of that note is deemed to (i) agree to be bound, in respect of the bail-inable notes, by the CDIC Act, including the conversion of the bail-inable notes, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of the bail-inable notes in consequence, and by the application of the laws the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the bail-inable notes; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; and (iii) acknowledge and agree that the terms referred to in clauses (i) and (ii) above are binding on that holder or beneficial owner despite any provisions in the indenture or the bail-inable notes, any other law that governs the bail-inable notes and any other agreement, arrangement or understanding between that holder or beneficial owner and the Bank with respect to the bail-inable notes.

Holders and beneficial owners of bail-inable notes will have no further rights in respect of their bail-inable notes to the extent those bail-inable notes are converted in a bail-in conversion, other than those provided under the bail-in regime, and by its acquisition of an interest in any bail-inable note, each holder or beneficial owner of that note is deemed to irrevocably consent to the principal amount of that note and any accrued and unpaid interest thereon being deemed paid in full by the Bank by the issuance of common shares of the Bank (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.

TLAC Disqualification Event Redemption

If a TLAC Disqualification Event (as defined below) is specified in the applicable pricing supplement, we may, at our option, with the prior approval of the Superintendent, redeem all but not less than all of the particular bail-inable notes prior to their stated maturity date after the occurrence of the TLAC Disqualification Event at the time and at the redemption price or prices specified in that pricing supplement, together with unpaid interest accrued thereon to, but excluding, the date fixed for redemption.

A “TLAC Disqualification Event” means OSFI has advised the Bank in writing that the bail-inable notes issued under the applicable pricing supplement will no longer be recognized in full as TLAC under the TLAC Guideline as interpreted by the Superintendent, provided that a TLAC Disqualification Event will not occur where the exclusion of those bail-inable notes from the Bank’s TLAC requirements is due to the remaining maturity of those bail-inable notes being less than any period prescribed by any relevant eligibility criteria applicable as of the issue date of those bail-inable notes.

No Set-Off or Netting Rights

Holders and beneficial owners of bail-inable notes will not be entitled to exercise, or direct the exercise of, any set-off or netting rights with respect to their bail-inable notes.

Approval of Redemption, Repurchases and Defeasance; Amendments and Modifications

Where the redemption, repurchase or any defeasance or covenant defeasance with respect to bail-inable notes would result in the Bank not meeting the TLAC requirements applicable to it pursuant to the TLAC Guideline, that redemption, repurchase, defeasance or covenant defeasance will be subject to the prior approval of the Superintendent.

Where an amendment, modification or other variance that can be made to the indenture or the bail-inable notes as described in the accompanying prospectus under “Description of Debt Securities — Modification and Waiver of the Debt Securities” would affect the recognition of those bail-inable notes by the Superintendent as TLAC, that amendment, modification or variance will require the prior approval of the Superintendent.

Remedies If an Event of Default Occurs

Holders and beneficial owners of bail-inable notes may only exercise, or direct the exercise of, the rights described in the accompanying prospectus under “Description of Debt Securities — Events of Default — Remedies If an Event of Default Occurs” if the Governor in Council (Canada) has not made an order under Canadian bank resolution powers pursuant to subsection 39.13(1) of the CDIC Act in respect of the Bank. Notwithstanding the exercise of those rights, bail-inable notes will continue to be subject to bail-in conversion until repaid in full.

Subsequent Holders’ Agreement

Each holder or beneficial owner of a bail-inable note that acquires an interest in the bail-inable note in the secondary market and any successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of any holder or beneficial owner is deemed to acknowledge, accept, agree to be bound by and consent to the same provisions specified herein to the same extent as the holders or beneficial owners that acquired an interest in the bail-inable notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the bail-inable notes related to the bail-in regime.

Governing Law; Submission to Jurisdiction

The indenture and the notes are governed by and construed in accordance with the laws of the State of New York, except that the provisions relating to the bail-in acknowledgment of holders and beneficial owners of bail-inable notes described in the first paragraph under “— Agreement with Respect to the Exercise of Canadian Bail-in Powers” above, are governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. By its acquisition of an interest in any bail-inable note, each holder or beneficial owner of that bail-inable note is deemed to attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to actions, suits and proceedings arising out of or relating to the operation of the CDIC Act and the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the indenture and the bail-inable note.

Other Provisions; Addenda

Any provisions relating to the notes, including the determination of the interest rate basis, calculation of the interest rate applicable to a floating rate note, its interest payment dates, any redemption or repayment provisions, or any other term relating thereto, may be modified and/or supplemented by the terms as specified under “Other Provisions” on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes, and, in each case, in the relevant pricing supplement.

CERTAIN INCOME TAX CONSEQUENCES

United States Taxation

For a general overview of the tax consequences of owning debt securities that we offer, please see the discussion in the accompanying prospectus under “Tax Consequences—United States Taxation.”

However, the tax consequences of any particular note depend on its terms, and the tax treatment of each note will be described in the applicable pricing supplement. Consequently, except to the extent the pricing supplement indicates otherwise, you should not rely on the general overview of tax consequences in the accompanying prospectus in deciding whether to invest in any note. Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

Canadian Taxation

In the opinion of our Canadian tax counsel, Norton Rose Fulbright Canada LLP, the following summary describes, as of the date hereof, the principal Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Tax Act”), generally applicable to a holder of notes who acquires, as beneficial owner, notes in an initial offering or common shares of the Bank or an affiliate of the Bank on a bail-in conversion, and who, at all relevant times and for the purposes of the Tax Act: (i) deals at arm’s length and is not affiliated with the Bank, and (ii) acquires and holds the notes and common shares as capital property and (ii) is entitled to receive all payments of interest and principal under the notes (a “noteholder”). Generally, the notes and common shares, as applicable, will constitute capital property to a noteholder provided that the noteholder does not hold the notes or common shares, as applicable, in the course of carrying on a business of buying and selling securities and does not acquire them as part of an adventure or concern in the nature of trade.

This summary is not applicable to a noteholder: (i) that is a “financial institution” as defined in the Tax Act for purposes of the “mark-to-market” rules; (ii) an interest in which is or for whom a note or common share would be a “tax shelter investment” as defined in the Tax Act; (iii) that is a “specified financial institution” (as defined in the Tax Act); (iv) that has elected to report its “Canadian tax results” in a currency other than the Canadian currency, (v) that has entered or will enter into, with respect to the notes or common shares, a “derivative forward agreement” as that term is defined in the Tax Act; or (vi) that carries or is deemed to carry on an insurance business in Canada and elsewhere. Such noteholders should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act or such Regulations publicly announced by the federal Minister of Finance (Canada) prior to the date hereof (the “Proposals”) and our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing by it. This summary assumes that the Proposals will be enacted as currently proposed, but no assurance can be given that this will be the case. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposals, this summary does not take into account or anticipate any changes in the law or the administrative policies or assessing practices of the CRA, whether by judicial, regulatory, governmental or legislative action, nor does it take into account tax laws of any province or territory of Canada, or of any jurisdiction outside Canada.

This summary assumes that any affiliate of the Bank the shares of which are acquired by a noteholder pursuant to a bail-in conversion is a resident of Canada for purposes of the Tax Act.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular noteholder. Accordingly, prospective noteholders should consult their own tax advisors with respect to their particular circumstances. In addition, the tax consequences relevant to the holding or disposition of any particular note depends on its terms. To the extent such tax consequences are materially different than those described herein, the tax treatment of such particular note will be described in the applicable pricing supplement. You should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

Currency

All amounts relating to the acquisition, holding or disposition of the notes must be converted into Canadian dollars based on the relevant exchange rate quoted by the Bank of Canada on the relevant day or such other rate or rates of exchange acceptable to the Ministry of Finance (Canada). A noteholder may realize a capital gain or capital loss by virtue of exchange rate fluctuations. The amount of interest required to be included in computing the noteholder’s income for a taxation year will also be affected by fluctuations in the relevant exchange rate.

Noteholders Not Resident in Canada

An investor who is a Non-resident Holder as defined in the accompanying prospectus should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Noteholders Resident in Canada

The following discussion applies to a noteholder who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada (a “Resident Holder”).

Certain Resident Holders who might not otherwise be considered to hold their notes as capital property may, in certain circumstances, be entitled to have the notes, common shares, and all other “Canadian securities” (as defined in the Tax Act) owned by such Resident Holders, treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

Interest

A Resident Holder that is a corporation, partnership, unit trust or a trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year the entire amount of any interest (or amount considered to be interest) on the notes that accrues or is deemed to accrue to it to the end of that taxation year or becomes receivable or is received by it before the end of that taxation year, to the extent that such amount was not included in computing the Resident Holder’s income for a preceding taxation year.

Any other Resident Holder, including an individual (other than a trust described in the preceding paragraph), will be required to include in computing its income for a taxation year the amount of any interest (or amount considered to be interest) on the notes that is received or receivable by such Resident Holder in that year (depending on the method regularly followed by the Resident Holder in computing its income) to the extent that such amount was not included in computing the Resident Holder’s income for a preceding taxation year. In addition, if at any time a note becomes an “investment contract” (as defined in the Tax Act) in relation to the Resident Holder, such Resident Holder will be required to include in computing income for a taxation year any interest that accrues to the Resident Holder on the note up to any “anniversary date” (as defined in the Tax Act) in that year to the extent such interest was not otherwise included in the Resident Holder’s income for that or a preceding taxation year.

To the extent that the principal amount of a note exceeds the amount for which it was issued, the excess (the “Discount”) may be required to be included in computing a Resident Holder’s income either (i) in each taxation year in which all or a portion of such amount accrues or is deemed to accrue (in circumstances where the Discount is or is deemed to be interest); or (ii) in the taxation year in which the Discount is received or receivable by the Resident Holder. Resident Holders should consult their tax advisors as to the Canadian income tax treatment of the Discount.

In certain circumstances, provisions of the Tax Act require a holder of a “prescribed debt obligation” (as defined for the purposes of the Tax Act) to include in income for each taxation year the amount of any interest, bonus or premium receivable on the obligation over its term based on the maximum amount of interest, bonus or premium receivable on the obligation. Indexed Notes may be considered to be prescribed debt obligations to a Resident Holder. However, counsel understands that the CRA’s current administrative practice is not to require any such accrual of interest on a prescribed debt obligation until such time as the return thereon becomes determinable. Counsel has been advised that the Bank anticipates that throughout each taxation year ending before the maturity date (or the date of earlier repayment in full) the return on the Indexed Notes generally will not be determinable. Where this is the case, on the basis of such understanding of the CRA’s administrative practice, there should be no deemed accrual of interest on the Index Notes for taxation years (being calendar years) of a Resident Holder ending prior to their maturity date (or, if applicable, the date of their earlier repayment in full), except as described below under “Redemption or other Disposition of Notes” where an Indexed Note is transferred before such date.

Redemption or other Disposition of Notes

On a disposition or a deemed disposition of a note (including a redemption or a repayment at maturity), a Resident Holder will generally be required to include in computing its income for the taxation year in which the disposition or deemed disposition occurs all interest (or amount considered to be interest) that accrued or is deemed to accrue on the note from the date of the last interest payment to the date of disposition or deemed disposition, except to the extent that such interest has otherwise been included in the Resident Holder’s income for that or a preceding taxation year.

A Resident Holder who disposes or is deemed to have disposed of a note (including on maturity of the notes, pursuant to a redemption, as a result of a bail-in conversion or other acquisition by us) should realize a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of amounts included in income as interest and any reasonable costs of disposition, exceed (or are less than) the Resident Holder’s adjusted cost base of the notes. Resident Holders who dispose of notes prior to the maturity date thereof, particularly those who dispose of notes shortly prior to the maturity date thereof, should consult their own tax advisors with respect to their particular circumstances.

With respect to an assignment or transfer of an Indexed Note by a Resident Holder (other than as a consequence of a repayment or redemption of the Indexed Note), the Resident Holder may be required to include in its income as accrued interest, an amount equal to the amount, if any, by which the price for which the Indexed Note was assigned or transferred exceeds the amount by which the price (converted to Canadian dollars using the exchange rate prevailing at the time of the assignment or transfer, if the Indexed Note is denominated in a currency other than Canadian dollars) for which the Indexed Note was issued exceeds the portion, if any, of the principal amount of the Indexed Note (converted to Canadian dollars using the exchange rate prevailing at the time of the assignment or transfer, if the Indexed Note is denominated in a currency other than Canadian dollars) that was repaid by the Bank on or before the time of the assignment or transfer. Resident Holders who dispose of Indexed Notes other than as a consequence of the repayment or redemption of the Indexed Notes by the Bank should consult their tax advisors with respect to their particular circumstances.

Dividends on Common Shares

A Resident Holder will be required to include in computing its income for a taxation year any taxable dividends received or deemed to be received on the Common Shares. In the case of a Resident Holder that is an individual (other than certain trusts), such dividend will be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations. Taxable dividends received from a taxable Canadian corporation that are designated by the corporation as “eligible dividends” will be subject to an enhanced gross-up and tax credit regime in accordance with the rules in the Tax Act. There may be limitations on the ability of the Corporation to designate dividends as eligible dividends. In the case of a Resident Holder that is a corporation, the amount of any such taxable dividend that is included in its income for a taxation year will generally be deductible in computing its taxable income for that taxation year. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received or deemed to be received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

Dispositions of Common Shares

A Resident Holder who disposes of, or is deemed for the purposes of the Tax Act to have disposed of, a common share acquired on a bail-in conversion will generally realize a capital gain (or capital loss) in the taxation year of the disposition equal to the amount by which the proceeds of disposition are greater (or are less) than the total of: (i) the adjusted cost base to the Resident Holder of the common share immediately before the disposition or deemed disposition, and (ii) any reasonable costs of disposition. The adjusted cost base to a Resident Holder of common shares acquired pursuant to a bail-in conversion will be determined by averaging the cost of such common shares with the adjusted cost base of all other common shares (if any) held by the Resident Holder as capital property at that time.

Treatment of Capital Gains and Losses

One-half of any capital gain realized will constitute a taxable capital gain that must be included in the calculation of the Resident Holder’s income. One-half of any capital loss incurred will constitute an allowable capital loss that is deductible against taxable capital gains of the Resident Holder, subject to and in accordance with the provisions of the Tax Act.

If a Resident Holder is a corporation, any capital loss realized on a disposition or deemed disposition of common shares may, in certain circumstances, be reduced by the amount of any dividends which have been received or which are deemed to have been received on such common shares (or a share for which a common share has been substituted). Similar rules may apply where a Resident Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns common shares directly or indirectly through a partnership or a trust. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Other Taxes

A Resident Holder that is throughout the relevant taxation year a “Canadian controlled private corporation” (as defined in the Tax Act) or a “substantive CCPC” (pursuant to draft legislation released by the Department of Finance (Canada) on August 9, 2022), may be liable to pay an additional tax of 10 2/3% on its “aggregate investment income” (as defined in the Tax Act) for the year, including interest and taxable capital gains. Such additional tax may be refundable in certain circumstances. Resident Holders should consult their own tax advisors in this regard.

Interest, capital gains and taxable dividends received by a Resident Holder who is an individual (including certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Tax Act. Such resident Holders should consult their own tax advisors in this regard.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We and RBC Capital Markets, LLC, ANZ Securities, Inc., Barclays Capital Inc., BNY Mellon Capital Markets, LLC, BofA Securities, Inc., Capital One Securities, Inc., Citigroup Global Markets Inc., Comerica Securities, Inc., Commonwealth Bank of Australia, DBS Bank Ltd., Desjardins Securities Inc., Deutsche Bank Securities Inc., Fifth Third Securities, Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., Huntington Securities, Inc., InspereX LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., nabSecurities, LLC, National Bank of Canada Financial Inc., Natixis Securities Americas LLC, Rabo Securities USA, Inc., Regions Securities LLC, Santander US Capital Markets LLC, SG Americas Securities, LLC, SMBC Nikko Securities America, Inc., Standard Chartered Bank, Truist Securities, Inc., UBS Financial Services Inc., UBS Securities LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC and Westpac Banking Corporation, as agents, have entered into a distribution agreement with respect to the notes. The agent or agents through whom the notes will be offered will be identified in the applicable pricing supplement. Subject to certain conditions, the agents have agreed to use their reasonable efforts to solicit purchases of the notes. We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agents may also reject any offer to purchase notes. We will pay the agents a commission on any notes sold through the agents. The commission is expected to range from 0% to 0.5% of the principal amount of the notes, depending on the stated maturity of the notes, for fixed rate and floating rate notes. The commission is expected to range from 1% to 5% of the principal amount of the notes for indexed and other structured notes, or in such other amount as may be agreed between the agents and Royal Bank of Canada.

We may also sell notes to the agents, who will purchase the notes as principal for their own accounts. In that case, the agent will purchase the notes at a price equal to the issue price specified in the applicable pricing supplement, less a discount to be agreed with us at the time of the offering.

The agents may resell any notes they purchase as principal to other brokers or dealers at a discount, which may include all or part of the discount the agents received from us. If all the notes are not sold at the initial offering price, the agents may change the offering price and the other selling terms.

We may also sell notes directly to investors. We will not pay commissions on notes we sell directly.

We have reserved the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject orders in whole or in part whether placed directly with us or with an agent. No termination date has been established for the offering of the notes.

The agents, whether acting as agent or principal, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

If the agents sell notes to dealers who resell to investors and the agents pay the dealers all or part of the discount or commission they receive from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.

Unless otherwise indicated in any pricing supplement, payment of the purchase price of notes, other than notes denominated in a non-U.S. dollar currency, will be required to be made in funds immediately available in The City of New York. The notes will be the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the notes is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

We may appoint additional agents with respect to the notes. Any other agents will be named in the applicable pricing supplements and those agents will enter into the distribution agreement referred to above. The agents referred to above and any additional agents may engage in commercial banking and investment banking and other transactions with and perform services for Royal Bank of Canada and our affiliates in the ordinary course of business. RBC Capital Markets, LLC is an affiliate of the Royal Bank of Canada and may resell notes to or through another of our affiliates, as selling agent.

The notes are a new issue of securities, and there will be no established trading market for any note before its original issue date. We do not plan to list the notes on a securities exchange or quotation system. We have been advised by each of the agents named above that they may make a market in the notes offered through them. However, neither RBC Capital Markets, LLC nor any of our other affiliates nor any other agent named in your pricing supplement that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

This prospectus supplement may be used by RBC Capital Markets, LLC and any other agent in connection with offers and sales of the notes in market-making transactions. In a market-making transaction, an agent or other person resells a note it acquires from other holders after the original offering and sale of the note. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, such agent may act as principal or agent, including as agent for the counterparty in a transaction in which RBC Capital Markets, LLC or another agent acts as principal, or as agent for both counterparties in a transaction in which RBC Capital Markets, LLC does not act as principal. The agents may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of Royal Bank of Canada (in addition to RBC Capital Markets, LLC) and the Bank may also engage in transactions of this kind and may use this prospectus supplement for this purpose. The Bank and any of its affiliates may engage in market-making transactions only in those jurisdictions in which it has all necessary governmental and regulatory authorizations for such activity.

The aggregate initial offering price specified on the cover of this prospectus supplement relates to the initial offering of new notes we may issue on and after the date of this prospectus supplement. This amount does not include notes that may be resold in market-making transactions. The latter includes notes that we may issue going forward as well as notes we have previously issued.

Royal Bank of Canada does not expect to receive any proceeds from market-making transactions, except to the extent it is entitled to proceeds of its own sales of notes in such transactions. Royal Bank of Canada does not expect that any agent that engages in these transactions will pay any proceeds from its market-making resales to Royal Bank of Canada.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless Royal Bank of Canada or an agent informs you in your confirmation of sale that your note is being purchased in its original offering and sale, you may assume that you are purchasing your note in a market-making transaction.

In this prospectus supplement, the term “this offering” means the initial offering of the notes made in connection with their original issuance. This term does not refer to any subsequent resales of notes in market-making transactions.

The agents may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than it would otherwise be in the absence of such transactions. The agents are not required to engage in these activities and may end any of these activities at any time.

In addition to offering notes through the agents as discussed above, other medium-term notes that have terms substantially similar to the terms of the notes offered by this prospectus supplement may in the future be offered, concurrently with the offering of the notes, on a continuing basis by Royal Bank of Canada. Any of these notes sold pursuant to the distribution agreement or sold by Royal Bank of Canada directly to investors will reduce the aggregate amount of notes which may be offered by this prospectus supplement.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

In addition to the documents specified in the accompanying prospectus under “Documents Incorporated by Reference,” the following documents were filed with the Securities and Exchange Commission and incorporated by reference as part of the registration statement to which this prospectus supplement relates (the “Registration Statement”): (i) the Distribution Agreement, dated December 20, 2023, between us and the agents, (ii) the Calculation Agency Agreement, dated as of December 20, 2023, between us and RBC Capital Markets, LLC, and (iii) the Exchange Rate Agency Agreement, dated as of December 20, 2023, between us and RBC Capital Markets, LLC. Such documents will not be incorporated by reference into this prospectus supplement or the accompanying prospectus. Additional exhibits to the Registration Statement to which this prospectus supplement relates may be subsequently filed in reports on Form 40-F or on Form 6-K that specifically state that such materials are incorporated by reference as exhibits in Part II of the Registration Statement.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus supplement, the accompanying prospectus or any pricing supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the agents. This prospectus supplement, the accompanying prospectus and any pricing supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in the relevant pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this prospectus supplement, the accompanying prospectus and any pricing supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

US$ 75,000,000,000

Royal Bank of Canada

Senior Global

Medium-Term Notes, Series J

December 20, 2023